Exhibit 5.1

[SANGRA MOLLER LLP LETTERHEAD]

February 29, 2012

Board of Directors

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia

Canada V6C 1G8

Re: Mercer International Inc. - Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Mercer International Inc., a Washington corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder. You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Securities Act of 15,000,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”) which may be offered by the Company in exchange for all of the issued and outstanding common shares of Fibrek Inc., a corporation organized under the laws of Canada (“Fibrek”), as described in the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following records, documents, instruments and certificates relating to such factual matters as we have deemed necessary or appropriate for our opinion:

a)	the Registration Statement including the exhibits thereto;

b)	such corporate records of the Company that we have considered appropriate, including a copy of the articles of incorporation and by-laws of the Company contained in the Company’s minute book;

c)	copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company; and

d)	such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon the factual matters contained in the Registration Statement.

In our examination of the documents referred to above, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

Based upon the forgoing, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company, and, when issued, delivered and paid for as contemplated in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Washington and the federal laws of the United States of America, and we disclaim any opinion as to the laws of any other jurisdiction. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws that are currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus or any supplement thereto constituting a part of the Registration Statement.

Very truly yours,

/s/ Sangra Moller LLP

Andrew Bond
Washington State Bar No. 39502
California State Bar No. 257763
District of Columbia Bar No. 994014